UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                        Lehman ABS Corp. Backed Trust,
                                 on behalf of:
            Certificates Toys "R" Us Debenture Backed Series 01-31
--------------------------------------------------------------------------------
                               (Name of Issuer)

 Corporate Backed Trust Certificates, Toys "R" Us Debenture-Backed Series
                                   2001-31
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   21988G619
                 ---------------------------------------------
                                (CUSIP Number)

                               February 13, 2006
    -----------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                        (Continued on following pages)

                                 SCHEDULE 13G
================================================================================
                                     13G
------------------------------                  --------------------------------
CUSIP No. [21988G619]                                  Page   2   of  11   Pages
------------------------------                  --------------------------------

--------------- -------------------------------------------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS:  Blackstone Distressed Securities Offshore Fund Ltd.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------- -------------------------------------------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                                                           (a)  |_|
                                                                                                                         (b)  |_|
--------------- -------------------------------------------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------- -------------------------------------------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                Cayman Islands
------------------------------------ ------------ ---------------------------------------------------------------------------------
                                          5       SOLE VOTING POWER
             NUMBER OF                            0
              SHARES                 ------------ ---------------------------------------------------------------------------------
           BENEFICIALLY                   6       SHARED VOTING POWER
             OWNED BY                             99,800
               EACH                  ------------ ---------------------------------------------------------------------------------
             REPORTING                    7       SOLE DISPOSITIVE POWER
              PERSON                              0
               WITH                  ------------ ---------------------------------------------------------------------------------
                                          8       SHARED DISPOSITIVE POWER
                                                  99,800
--------------- -------------------------------------------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                99,800
--------------- -------------------------------------------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                         |_|
--------------- -------------------------------------------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                7.62%
--------------- -------------------------------------------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                OO
--------------- -------------------------------------------------------------------------------------------------------------------




                                 SCHEDULE 13G
================================================================================
                                     13G
------------------------------                  --------------------------------
CUSIP No. [21988G619]                                  Page   3   of  11   Pages
------------------------------                  --------------------------------

--------------- -------------------------------------------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS:  Blackstone Distressed Securities Fund LP
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------- -------------------------------------------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                                                           (a)  |_|
                                                                                                                         (b)  |_|
--------------- -------------------------------------------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------- -------------------------------------------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
------------------------------------ ------------ ---------------------------------------------------------------------------------
                                          5       SOLE VOTING POWER
             NUMBER OF                            0
              SHARES                 ------------ ---------------------------------------------------------------------------------
           BENEFICIALLY                   6       SHARED VOTING POWER
             OWNED BY                             99,800
               EACH                  ------------ ---------------------------------------------------------------------------------
             REPORTING                    7       SOLE DISPOSITIVE POWER
              PERSON                              0
               WITH                  ------------ ---------------------------------------------------------------------------------
                                          8       SHARED DISPOSITIVE POWER
                                                  99,800
--------------- -------------------------------------------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                99,800
--------------- -------------------------------------------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                         |_|
--------------- -------------------------------------------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                7.62%
--------------- -------------------------------------------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                OO
--------------- -------------------------------------------------------------------------------------------------------------------




                                 SCHEDULE 13G
================================================================================
                                     13G
------------------------------                  --------------------------------
CUSIP No. [21988G619]                                  Page   4   of  11   Pages
------------------------------                  --------------------------------

--------------- -------------------------------------------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS:  Blackport Capital Fund Ltd.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------- -------------------------------------------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                                                           (a)  |_|
                                                                                                                         (b)  |_|
--------------- -------------------------------------------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------- -------------------------------------------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ ------------ ---------------------------------------------------------------------------------
                                          5       SOLE VOTING POWER
             NUMBER OF                            0
              SHARES                 ------------ ---------------------------------------------------------------------------------
           BENEFICIALLY                   6       SHARED VOTING POWER
             OWNED BY                             99,800
               EACH                  ------------ ---------------------------------------------------------------------------------
             REPORTING                    7       SOLE DISPOSITIVE POWER
              PERSON                              0
               WITH                  ------------ ---------------------------------------------------------------------------------
                                          8       SHARED DISPOSITIVE POWER
                                                  99,800
--------------- -------------------------------------------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                99,800
--------------- -------------------------------------------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                         |_|
--------------- -------------------------------------------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                7.62%
--------------- -------------------------------------------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                OO
--------------- -------------------------------------------------------------------------------------------------------------------




                                 SCHEDULE 13G
================================================================================
                                     13G
------------------------------                  --------------------------------
CUSIP No. [21988G619]                                  Page   5   of  11   Pages
------------------------------                  --------------------------------

--------------- -------------------------------------------------------------------------------------------------------------------
      1         NAME OF REPORTING PERSONS:  Blackstone Distressed Securities Advisors LP
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------- -------------------------------------------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                                                           (a)  |_|
                                                                                                                         (b)  |_|
--------------- -------------------------------------------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------- -------------------------------------------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
------------------------------------ ------------ ---------------------------------------------------------------------------------
                                          5       SOLE VOTING POWER
             NUMBER OF                            0
              SHARES                 ------------ ---------------------------------------------------------------------------------
           BENEFICIALLY                   6       SHARED VOTING POWER
             OWNED BY                             99,800
               EACH                  ------------ ---------------------------------------------------------------------------------
             REPORTING                    7       SOLE DISPOSITIVE POWER
              PERSON                              0
               WITH                  ------------ ---------------------------------------------------------------------------------
                                          8       SHARED DISPOSITIVE POWER
                                                  99,800
--------------- -------------------------------------------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                99,800
--------------- -------------------------------------------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                         |_|
--------------- -------------------------------------------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                7.62%
--------------- -------------------------------------------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON
                IA
--------------- -------------------------------------------------------------------------------------------------------------------

Item 1(a).      Name of Issuer

                Lehman ABS Corp. Backed Trust Certificates Toys "R" Us Debenture Backed Series 01-31

Item 1(b).      Address of Issuer's Principal Executive Offices

                Lehman ABS Corp.
                3 World Financial Center
                New York, NY  10285

Item 2(a).      Name of Filing Person

                Blackstone Distressed Securities Offshore Fund Ltd.

                Blackstone Distressed Securities Fund Ltd.

                Blackport Capital Fund Ltd.

                Blackstone Distressed Securities Advisors LP

Item 2(b).      Address of Principal Business Office or, if none, residence

                Blackstone Distressed Securities Offshore Fund Ltd.
                Walker House
                PO Box 908
                GT Mary St.
                George Town
                Grand Cayman, Cayman E9 00000

                Blackstone Distressed Securities Fund LP
                345 Park Avenue
                New York, NY  10154

                Blackport Capital Fund Ltd.
                345 Park Avenue
                New York, NY  10154

                Blackstone Distressed Securities Advisors LP
                345 Park Avenue
                New York, NY  10154

Item 2(c)       Citizenship

                Incorporated by reference to Item 4 of the cover page.

Item 2(d)       Title of Class of Securities

                Corporate Backed Trust Certificates, Toys "R" Us Debenture-Backed Series 2001-31 Trust

Item 2(e)       CUSIP Number

                21688G619

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the filing person is a:

                (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                (b) |_| Bank as defined in section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

                (c) |_| Insurance company as defined in section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

                (d) |_| Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

                (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

                (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

                (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

                (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

                (j)     |_| Group, in accordance with
                        ss.240.13d-1(b)(1)(ii)(J).

Item 4.         Ownership.

                Incorporated by reference to Items 5-11 of the cover pages.

Item 5.         Ownership of Five Percent or Less of a Class.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person.

                Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.

                Not applicable.

Item 9.         Notice of Dissolution of Group.

                Not applicable.

Item 10.        Certifications.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   June 1, 2006

                                         BLACKSTONE DISTRESSED SECURITIES
                                         OFFSHORE FUND LTD.



                                         By: /s/ Brian Chase
                                            ------------------------------------
                                            Name: Brian Chase
                                            Title: Chief Financial Officer


                                         BLACKSTONE DISTRESSED SECURITIES
                                         FUND LP


                                         By: /s/ Brian Chase
                                            ------------------------------------
                                            Name: Brian Chase
                                            Title: Chief Financial Officer

                                         BLACKPORT CAPITAL FUND LTD.


                                         By: /s/ Brian Chase
                                            ------------------------------------
                                            Name: Brian Chase
                                            Title: Director

                                         BLACKSTONE DISTRESSED SECURITIES
                                         ADVISORS LP


                                         By: /s/ Brian Chase
                                            ------------------------------------
                                            Name: Brian Chase
                                            Title: Chief Financial Officer



        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be riled with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.

        The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

        Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

Exhibit 1

                            JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each them of a Statement on Schedule 13G (including any amendments thereto) with respect to the Corporate Backed Trust Certificates, Toys "R" Us Debenture-Backed Series 2001-31 Trust of Lehman ABS Corp. Backed Trust Certificates Toys "R" Us Debenture Backed Series 01-31. The undersigned further consent and agree to the inclusion of this Joint Filing Agreement (the "Agreement") as an Exhibit to such Schedule 13G. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 1st day of June, 2006.



                                     BLACKSTONE DISTRESSED SECURITIES
                                     OFFSHORE FUND LTD.



                                     By: /s/ Brian Chase
                                        ----------------------------------------
                                        Name: Brian Chase
                                        Title: Chief Financial Officer


                                     BLACKSTONE DISTRESSED SECURITIES
                                     FUND LP


                                     By: /s/ Brian Chase
                                        ----------------------------------------
                                        Name: Brian Chase
                                        Title: Chief Financial Officer

                                     BLACKPORT CAPITAL FUND LTD.


                                     By: /s/ Brian Chase
                                        ----------------------------------------
                                        Name: Brian Chase
                                        Title: Director


                                     BLACKSTONE DISTRESSED SECURITIES
                                     ADVISORS LP


                                     By: /s/ Brian Chase
                                        ----------------------------------------
                                        Name: Brian Chase
                                        Title: Chief Financial Officer